EXHIBIT 99.2

Item 6.  Selected Financial Data

Amounts and balances in the table below have been adjusted to reflect the retrospective application of new accounting standards for noncontrolling interests and certain convertible debt instruments.  (See “Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Adjustment for Retrospective Application of New Accounting Standards.”)

	2009	2008	2007	2006	2005
	(in millions)

Net sales	$4,803	$5,841	$5,688	$5,272	$4,880
Gross margin	(440)	(55)	1,078	1,200	1,146
Operating income (loss)	(1,676)	(1,595)	(280)	350	217
Net income (loss)	(1,993)	(1,665)	(209)	415	188
Net income (loss) attributable to Micron	(1,882)	(1,655)	(331)	408	188
Diluted earnings (loss) per share	(2.35)	(2.14)	(0.43)	0.57	0.29

Cash and short-term investments	1,485	1,362	2,616	3,079	1,290
Total current assets	3,344	3,779	5,234	5,101	2,926
Property, plant and equipment, net	7,089	8,819	8,279	5,888	4,684
Total assets	11,459	13,432	14,810	12,221	8,006
Total current liabilities	1,892	1,598	2,026	1,661	979
Long-term debt	2,379	2,106	1,597	405	1,020
Total Micron shareholders’ equity	4,953	6,525	8,135	8,114	5,847
Noncontrolling interests in subsidiaries	1,986	2,865	2,607	1,568	--
Total equity	6,939	9,390	10,742	9,682	5,847

In the first quarter of 2009, the Company acquired a 35.5% ownership interest in Inotera Memories, Inc. (“Inotera”), a publicly-traded DRAM manufacturer in Taiwan.  In connection with the acquisition of the shares in Inotera, the Company and Nanya entered into a supply agreement with Inotera pursuant to which Inotera sells trench and stack DRAM products to the Company and the Company’s DRAM joint venture partner, Nanya Technology Corporation.  On August 3, 2009, Inotera issued shares in a public offering, decreasing the Company’s interest in Inotera to 29.8%.  (See “Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Equity Method Investments – DRAM joint ventures with Nanya.”)

On July 10, 2009, the Company sold a 65% interest in Aptina Imaging Corporation (“Aptina”), a wholly-owned subsidiary of the Company.  The Company continues to manufacture products for Aptina under a wafer supply agreement.  The Company accounts for its remaining interest in Aptina under the equity method.  (See “Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Equity Method Investments – Aptina.”)

The Company formed two joint ventures (collectively “IM Flash”) with Intel Corporation to manufacture NAND Flash memory products for the exclusive benefit of the partners:  IM Flash Technologies, LLC, which began operations in the second quarter of 2006, and IM Flash Singapore LLP, which began operations in the third quarter of 2007.  The Company owns 51% and Intel owns 49% of IM Flash.  The financial results of IM Flash are included in the consolidated financial statements of the Company.  (See “Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Consolidated Variable Interest Entities – NAND Flash joint venture with Intel.”)

The Company began consolidating the financial results of its TECH Semiconductor joint venture (“TECH”) as of the beginning of the third quarter of 2006.  In the third quarter of 2007, the Company acquired all of the shares of TECH common stock held by Singapore Economic Development Board, which increased the Company’s ownership interest in TECH from approximately 43% to approximately 73%.  As a result of the purchases of TECH shares in 2009, the Company’s ownership interest in TECH was increased from to approximately 73% as of August 28, 2008 to approximately 85% in August 2009.   (See “Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – TECH Semiconductor Singapore Pte. Ltd.”)

In the fourth quarter of 2006, the Company acquired Lexar Media, Inc., a designer, developer, manufacturer and marketer of Flash memory products, in a stock-for-stock merger.

(See “Item 1A. Risk Factors” and “Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements.”)